UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                          Washington, D. C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): June 30, 2005

                                ASHLAND INC.
           (Exact name of registrant as specified in its charter)

                                  Kentucky
               (State or other jurisdiction of incorporation)

                 1-32532                                      20-0865835
         (Commission File Number)                          (I.R.S. Employer
                                                          Identification No.)

50 E. RiverCenter Boulevard, Covington, Kentucky              41012-0391
   (Address of principal executive offices)                   (Zip Code)

      P.O. Box 391, Covington, Kentucky                       41012-0391
              (Mailing Address)                               (Zip Code)

     Registrant's telephone number, including area code (859) 815-3333


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 2230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

         Ashland Inc. ("Ashland") today announced the completion of its previously announced agreement with Marathon Oil Corporation to transfer Ashland's 38-percent interest in Marathon Ashland Petroleum LLC (MAP) and two other businesses to Marathon Oil Corporation in a transaction valued at approximately $3.7 billion. The two other businesses are Ashland's maleic anhydride business and 60 Valvoline Instant Oil Change (VIOC) centers in Michigan and northwest Ohio.
         As a result of this transaction, Ashland shareholders of record as of the close of business on June 30, 2005, will receive a number of Marathon shares proportionate to the number of Ashland shares they own. Ashland received cash of $2,406 million and MAP accounts receivable valued at $911 million. These amounts include approximately $2.8 billion of cash and accounts receivable included in the $3.7 billion transaction value, and $518 million of cash and accounts receivable representing 38 percent of MAP's distributable cash as of June 30, 2005.
         From March 18,  2004,  through  May 31,  2005,  MAP had  suspended quarterly cash distributions to Ashland and Marathon. As previously announced, on May 31 Ashland received a cash distribution from MAP of $268 million.
         As previously announced, Ashland intends to use a substantial portion of the transaction proceeds to retire all or most of the company's outstanding debt and certain other financial obligations. Today, the company has repaid $2.1 billion of debt or debt-like obligations; approximately $400 million of obligations are expected to be repaid in the September quarter or early in the December quarter.
         The above transactions are expected to result in a net increase in Ashland's cash and investment securities of approximately $1.1 billion. This reflects the $2,406 million in cash and $911 million of accounts receivable received in the transaction, the $268 million cash distribution received on May 31 and the repayment of approximately 2.5 billion of debt and other financial obligations.
         Ashland currently does not anticipate that it will be obligated to pay any tax under Internal Revenue Code Section 355(e) in connection with this transaction. Whether Ashland is required to pay any such taxes will depend upon, among other things, the trading price of new Ashland stock on July 1, and the final adjusted tax basis of new Ashland stock which will be determined after July 1.
         Ashland shareholders of record on June 30, 2005, will automatically receive new Ashland shares within the next few weeks. In addition, a letter of transmittal and instructions for exchanging old Ashland shares for shares of Marathon stock will be mailed in July to the Ashland shareholders of record on June 30, 2005. Ashland shareholders who have shares deposited into a brokerage account will not need to do anything to receive their new Ashland or Marathon stock. The Depository Trust Corporation (DTC) will exchange the shares they hold directly with National City Bank, the Exchange Agent, who in turn will send DTC the new Ashland and Marathon shares.
         Details of the closing of this transaction, including its impact on Ashland and Ashland's shareholders, are included in the attached press release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.


Item 9.01.  Financial Statements and Exhibits

(c)      Exhibits

99.1     Press Release dated June 30, 2005

                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               ASHLAND INC.
                                -------------------------------------------
                                               (Registrant)



Date:  June 30, 2005                  /s/ J. Marvin Quin
                                -----------------------------------
                                Name:     J. Marvin Quin
                                Title:    Senior Vice President,
                                          Chief Financial Officer

                               EXHIBIT INDEX

99.1     Press Release dated June 30, 2005